UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Porter Bancorp, Inc.

(Name of Registrant as Specified in Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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To our shareholders:

You are cordially invited to attend a special meeting of shareholders of Porter Bancorp, Inc. The meeting will be held on September 16, 2010, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

The enclosed Notice and Proxy Statement contain information about the matters to be voted on at the special meeting.

We hope you can attend the special meeting. Whether or not you plan to attend, please complete, sign and return the enclosed proxy card in the envelope provided to ensure your shares are represented and voted at the special meeting.

We appreciate your interest and investment in Porter Bancorp and look forward to seeing you at the special meeting.

By order of the Board of Directors,

Maria L. Bouvette
President and CEO

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF PORTER BANCORP, INC.

September 16, 2010

To our shareholders:

Notice is hereby given that a special meeting of shareholders of Porter Bancorp, Inc. will be held on September 16, 2010, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223, to consider and act upon the following matters:

1.	Issuance of Common Stock. A proposal to approve, for purposes of NASDAQ Rule 5635, the issuance of common shares to allow for the conversion or exercise of the following securities:

•	597,000 shares of our Cumulative Mandatory Convertible Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”);

•	365,080 shares of our Non-Voting Mandatory Convertible Preferred Stock, Series C (the “Series C Preferred Stock”);

•	1,380,437 shares of a new class of non-voting common stock (“Non-Voting Common Stock”); and

•	an option to purchase 64,784 shares of common stock at $11.50 per share.

2.	Authorize Non-Voting Common Stock. A proposal to authorize the new Non-Voting Common Stock, which will be issuable upon the exercise of stock purchase warrants at a purchase price of $11.50 per share (the “Warrants”).

3.	Such other business as may properly come before the meeting.

The close of business on August 13, 2010 is the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting of Shareholders.

Whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy. If for any reason you desire to revoke your proxy, you may do so at any time before the voting as described in the accompanying proxy statement.

By order of the Board of Directors,

Maria L. Bouvette
President and CEO

August 30, 2010

SPECIAL MEETING OF SHAREHOLDERS

NOTICE OF SPECIAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 16, 2010:

The proxy statement is available at www.pbibank.com under “Investor Relations.”

Why am I receiving these materials?

We are sending this proxy statement and the accompanying proxy card to the holders of record of the common stock of Porter Bancorp, Inc. beginning on or about August 30, 2010. These materials are for use at the special meeting of Porter Bancorp Shareholders to be held on September 16, 2010, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky. Our Board of Directors is soliciting proxies to give all shareholders of record an opportunity to vote on matters to be presented at the special meeting. In the following pages of this proxy statement, you will find information on matters to be voted upon at the special meeting or any adjournment of that meeting.

What constitutes a quorum and how many shares are outstanding?

A majority of the votes entitled to be cast by the holders of the outstanding shares of our common stock must be present, either in person or represented by proxy, in order to conduct the special meeting. On August 13, 2010, there were 10,580,494 shares of common stock outstanding.

Who is entitled to vote?

You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on August 13, 2010. Each share of our common stock is entitled to one vote on each matter that may come before the special meeting. Your shares can be voted at the meeting only if you are present in person or represented by a valid proxy. All shares entitled to vote and represented in person or by properly completed proxies received before the polls are closed at the meeting, and not revoked or superseded, will be voted in accordance with instructions given on those proxies.

What am I voting on?

You are voting on two proposals.

The first proposal would authorize the issuance of shares of common stock to allow for the conversion of the Series B Preferred Stock, the Series C Preferred Stock, the Non-Voting Common Stock underlying the Warrants, and the exercise of an option to purchase common stock and Warrants. We sold these securities in recent private placements for cash proceeds of $32 million, assuming exercise of the option following shareholder approval. Shareholder approval is required to comply with NASDAQ Rule 5635.

The second proposal would amend our articles of incorporation to authorize shares of a new class of Non-Voting Common Stock to be issued upon the exercise of the Warrants.

Our Board recommends that you vote your shares “FOR” both proposals. We are not aware of any other business to come before the special meeting.

How many votes are required for approval?

Proposal 1 will be approved if a majority of the shares of our common stock cast on Proposal 1 are voted in favor of the Proposal.

Proposal 2 will be approved if a majority of the outstanding shares of common stock are cast in favor of the Proposal.

Abstentions will be counted as present for purposes of determining whether a quorum exists. Abstentions will have the effect of a vote against both Proposals.

Our Chairman of the Board, J. Chester Porter, and our President and Chief Executive Officer, Maria L. Bouvette, who together own 5,767,142 shares or 54.5% of our common stock outstanding as of the record date, have entered into an agreement to vote their shares “FOR” the proposals. Together, their votes are sufficient to approve both proposals.

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, simply mark your proxy card, date and sign it and return it in the postage-paid envelope provided. The Board has designated two individuals to vote the shares represented by proxies solicited by the Board at the special meeting. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies “FOR” the proposed issuance of common stock upon the conversion of preferred stock and non-voting common stock, and “FOR” the proposed authorization of Non-Voting Common Stock. The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the special meeting.

If you wish to vote in person at the special Meeting and you hold your shares through a broker, bank or other institution, you are considered a “street name” shareholder and you must obtain a “legal proxy” from your broker or bank in order to vote in person at the meeting. Please contact the institution holding your shares for information on how to obtain a legal proxy.

How can I revoke my proxy?

If you vote by proxy, you may revoke that proxy at any time before it is voted at the special meeting. You may do this by (a) signing another proxy card with a later date and returning it to us before the special meeting or (b) attending the meeting in person and casting a ballot. If you hold your shares in “street name” you must contact the institution holding” your shares to change your vote.

How may I obtain Porter Bancorp’s SEC reports?

Copies of our Annual Report on Form 10-K for the period ending December 31, 2009, and our Quarterly Report on Form 10-Q for the period ending June 30, 2010, accompany this proxy statement. In addition, copies of all of our SEC Reports, including our Current Reports on Form 8-K filed on July 7 and 29, 2010 (which relate to our recent private placements) are available upon request. You may request a copy of these and our other reports by writing to:

Porter Bancorp, Inc.

2500 Eastpoint Parkway

Louisville, Kentucky 40223

502-499-4800

Attn: C. Bradford Harris

Corporate General Counsel

These reports are also available from the SEC’s website at www.sec.gov or from our website at www.pbibank.com. Click on “Investor Relations” and “SEC Filings.”

Who can help answer my questions?

If you have questions or would like to receive additional copies of this proxy statement or voting materials, please contact C. Bradford Harris, Corporate General Counsel, as described above.

BACKGROUND

Over the past 18 months, our Board of Directors and management have regularly considered a number of alternative strategies to continue to grow our business while maintaining our capital ratios at levels both sufficient to support our operations and risk profile, and above those required to be considered well-capitalized for regulatory purposes. As part of our review, we considered a variety of factors, including capital markets volatility, general economic uncertainties and our credit quality issues caused by the severe economic downturn. The Board and management believed that in light of these considerations, it was important that any process to raise additional capital be executed promptly and with a high degree of certainty of completion. As a result, our Board of Directors determined that a private placement to institutional investors was the most effective and efficient means to address our capital needs.

In March 2010, we engaged Sandler O’Neill + Partners (“Sandler O’Neill”) to act as a placement agent and directed Sandler O’Neill to contact potential investors on our behalf to assess their level of interest in a private placement of our equity securities. While undertaking this role, representatives of Sandler O’Neill spoke with representatives of Patriot Financial Partners, who expressed an interest in being a “key” investor in the private placement. We and Sandler O’Neill recognized that it would be desirable to identify one or more “key” investors to facilitate due diligence and determine the investment terms and pricing.

Sandler O’Neill then discussed the potential private placement with prospective investors and how the terms of an investment could be structured in view of control requirements under banking regulations, NASDAQ listing standards and necessary shareholder approvals. Several prospective investors conducted due diligence on our company.

We and the potential investors agreed at the outset that the structure of the investment should emphasize common equity, reflecting the increased market and regulatory focus on the Tier 1 common equity ratio. We, Sandler O’Neill and the potential investors understood that, due to the proposed size of the private placement and that the investment should be in the form of common stock, the approval of our shareholders would be required. In addition, we recognized that in order to incentivize each of the investors to fully fund its investment before receipt of such approval, the securities would include elements to compensate the investors if such approval was not received. Discussions between the investors and us continued and the terms of the private placement were finalized.

On June 30, 2010, following approval by our Board, we entered into a Securities Purchase Agreement with the investors and completed a private placement to select institutional accredited investors, for aggregate gross proceeds of $27.0 million, in exchange for the sale and issuance of 1,755,747 shares of common stock for $11.50 per share, 227,000 shares of Cumulative Mandatory Convertible Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) for $11.50 per share, and 365,080 shares of Non-Voting Mandatory Convertible Preferred Stock, Series C (“Series C Preferred Stock”) for $11.50 per share. In addition, we issued warrants to purchase 1,163,045 shares of convertible non-voting common stock (“Non-Voting Common Stock”) at a purchase price of $11.50 per share (“Warrants”). We paid Sandler O’Neill a fee of $1,150,000 for its services in connection with the private placement. We agreed to use the net proceeds of the offering to make a capital contribution of $10 million to PBI Bank and for general corporate purposes.

To induce the investors to fully fund their investments before our receipt of shareholder approval, our Chairman of the Board, J. Chester Porter, and our President and Chief Executive Officer, Maria L. Bouvette, entered into a voting and support agreement to vote their shares to approve the proposals submitted to shareholders in connection with the private placement. Mr. Porter and Ms. Bouvette together own 5,767,142 shares or 54.5% of our common stock outstanding as of the record date, which is sufficient to approve both proposals.

Shortly after the June 30 closing, we were contacted by another institutional accredited investor interested in investing on the same terms as the other purchasers. Upon completion of due diligence, the new investor agreed to invest an additional $5 million, and we entered into a letter agreement with the new investor and completed a supplemental private placement on July 23, 2010. Because we had already issued common stock equal to 19.9% of our common stock outstanding before the June 30 private placement, and the number of shares of our authorized and unissued preferred stock remaining after the June 30 private placement was limited, the supplemental private placement to the July investor was structured differently. We received aggregate gross proceeds of $4,255,000 from the July investor in exchange for the sale and issuance of 370,000 shares of Series B Preferred Stock for $11.50 per share and Warrants to purchase

185,000 shares of Non-Voting Common Stock at a purchase price of $11.50 per share. In addition, we issued the July investor an option to purchase 64,784 shares of common stock and Warrants to purchase 32,392 shares of Non-Voting Common Stock at a purchase price of $11.50 per share. The option exercise price is $745,016, increasing the total potential gross proceeds to be received from the July investor to $5,000,000. The option would be exercisable by the July investor only during the five business days following shareholder approval at the special meeting.

All shares of Series B Preferred Stock are mandatorily convertible into our common stock upon, and will not convert into our common stock until, receipt of the shareholder approval. We will have no obligation to pay dividends on the Series B Preferred Stock if, by December 30, 2010, our shareholders approve the conversion of the Series B Preferred Stock into common stock. If, however, shareholders do not approve conversion of the Series B Preferred Stock into common stock by that date, cumulative dividends will accrue and be payable semi-annually on the Series B Preferred Stock at rate of: (i) ten percent (10%) for the first six months from issuance, and (ii) fifteen percent (15%) for each subsequent six-month period.

The Series C Preferred Stock, which was issued exclusively to Patriot, also cannot convert into common stock until receipt of the shareholder approval. Thereafter, the Series C Preferred Stock will convert only if, and to the extent that, either Patriot transfers shares of Series C Preferred Stock to a third party or another event results in Patriot and its affiliates beneficially owning less than 9.9% of the number of shares of common stock then outstanding.

Except with respect to voting rights and conversion rights, Non-Voting Common Stock will have the same preferences, limitations, and relative rights as, and be identical in all respects to, our common stock. Like the Series C Preferred Stock, the Non-Voting Common Stock will convert into common stock only if, and to the extent that, either the holder transfers shares of Non-Voting Common Stock to a third party or another event results in the holder and its affiliates beneficially owning less than 9.9% of the number of shares of common stock then outstanding.

The limitations on the conversion of the Series C Preferred Stock and the Non-Voting Common Stock are intended to prevent a holder from acquiring more than 9.9% of our outstanding voting stock for purposes of compliance with the Bank Holding Company Act of 1956 and the Change in Bank Control Act.

To avoid paying dividends on the Series B Preferred Stock and carry out with the intent and terms of the Securities Purchase Agreement, our board of directors unanimously recommends that our shareholders vote “FOR” Proposals 1 and 2 at the special meeting.

PROPOSAL NO. 1

Introduction

Because our common stock is listed on the NASDAQ Global Market, we are subject to NASDAQ Rule 5635(d), which requires shareholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

The conversion of the Series B Preferred Stock, Series C Preferred Stock and the Non-Voting Common Stock, and the right to exercise the option we granted to the July investor are all conditioned upon shareholder approval. Otherwise, the common stock we issued in our recent private placements together with the common stock issuable upon the conversion and exercise of the other securities we also sold in those private placements would have exceeded 20% of both the voting power and number of shares of our common stock outstanding before the issuance. In addition, the negotiated price per share of common stock on an as-converted basis was less than both the book value per share and the market value of our common stock prior to the sale.

Consequences of Approval of Proposal 1

Shareholder approval of this proposal will have the following consequences:

Conversion into Common Stock at the Initial Conversion Price.

The Series B Preferred Stock will automatically convert into shares of common stock on the third business day following receipt of shareholder approval of this proposal. Assuming shareholders approve Proposal 1 at the Special Meeting, the conversion price will be $11.50 per share. This means that each outstanding share of Series B Preferred Stock will automatically be converted into one share of common stock.

In addition, the Series C Preferred Stock will become convertible into shares of common stock. However, the Series C Preferred Stock would convert only if, and to the extent that, either the holder transfers shares of Series C Preferred Stock to a third party or another event results in the holder and its affiliates beneficially owning less than 9.9% of the number of shares of common stock then outstanding. A total of 48,038 shares of Series C Preferred Stock is expected to convert into common stock if shareholders approve Proposal 1, the number that would bring the beneficial ownership of Patriot and its affiliates to 9.9% of the common stock then outstanding.

Assuming shareholders also approve Proposal 2 to authorize Non-Voting Common Stock, Warrants to purchase a total of 1,348,045 shares of Non-Voting Common Stock would become exercisable at a purchase price of $11.50 per share.

In addition, as holder of an option to purchase 64,784 shares of common stock, the July investor would have the right to purchase those shares for $11.50 per share for five business days following shareholder approval. If it exercises the option, the July investor would also receive an exercisable Warrant to purchase an additional 32,392 shares of Non-Voting Common Stock at a purchase price of $11.50 per share.

Elimination of Dividend and Liquidation Rights of Holders.

If shareholders approve Proposal 1, all shares of Series B Preferred Stock will be cancelled and we will issue 597,000 new shares of common stock upon the automatic conversion of the Series B Preferred Stock. As a result, the dividend rights and liquidation preference existing in favor of the Series B Preferred Stock will be eliminated, and we will neither owe nor pay any dividends on the Series B Preferred Stock. For more information regarding the dividend rights and liquidation preference, see “Description of Series B Preferred Stock” below.

If shareholders approve Proposal 1, then the Series C Preferred Stock would become convertible if, and to the extent that, either Patriot transfers shares of Series C Preferred Stock to a third party or another event results in Patriot or any other holder of those shares together with its affiliates beneficially owning less than 9.9% of the number of shares of common stock then outstanding. Any shares of Series C Preferred Stock that convert to common stock will be cancelled and redesignated as common stock. The liquidation preference existing in favor of the Series C Preferred Stock would terminate when all the shares of the series convert into common stock. For more information regarding dividend rights and the liquidation preference, see “Description of Series C Preferred Stock” below.

Rights of Investors. If shareholder approval is received, the rights and privileges associated with the common stock issued upon conversion of the Series B Preferred Stock, Series C Preferred Stock, and the Non-Voting Common Stock (assuming conversion) will be identical to the rights and privileges associated with the common stock held by our existing common shareholders, including voting rights.

Market Effects. The issuance of shares of our common stock upon conversion of the Series B Preferred Stock, Series C Preferred Stock and Non-Voting Common Stock may impact trading patterns and adversely affect the market price of our common stock. If significant quantities of our common stock issued upon conversion of our Series B Preferred Stock, Series C Preferred Stock or Non-Voting Common Stock are sold, it could depress the trading price of our common stock.

Dilution. If shareholders approve Proposal 1, the Series B Preferred Stock will automatically convert, and we will issue 597,000 shares of common stock. We expect the July investor to exercise its option shortly thereafter and purchase 64,784 shares of common stock for $11.50 per share. We also anticipate issuing approximately 48,038 more shares of common stock because 48,038 shares of Series C Preferred Stock are expected to automatically convert in order to increase the beneficial ownership of Patriot and its affiliates to 9.9% of our outstanding common stock. Following these issuances, we would have 11,290,316 shares of common stock issued and outstanding.

If shareholders approve Proposal 1 and the events in the preceding paragraph occur, 317,042 shares of common stock underlying the Series C Preferred Stock would then be issuable upon the occurrence of events within the control of the holder of the Series C Preferred Stock. Assuming the shareholders also approve Proposal 2, and option holder exercises its option, another 1,380,437 shares would become issuable upon the exercise of Warrants at a purchase price of $11.50 per share.

We expect these events to have a dilutive effect on our earnings per share of common stock and, to a lesser extent (because the option and warrants are exercisable for cash), the book value per share of our common stock. In addition, our existing shareholders will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding capital stock.

Potential Consequences of Failure to Approve This Proposal

This section describes several potential consequences if shareholders do not approve Proposal 1. However, our Chairman and our President and Chief Executive Officer have agreed to vote their shares to approve Proposal 1, and together they own sufficient shares to approve Proposal 1.

Series B Preferred Stock and Series C Preferred Stock Will Remain Outstanding. Unless the shareholder approval is received or unless our shareholders approve a similar proposal at a subsequent meeting, the Series B Preferred Stock and the Series C Preferred Stock will remain outstanding in accordance with their terms.

Continued Dividend Payment on Series B Preferred Stock and Potential Market Effects. If shareholder approval is not obtained, the shares of Series B Preferred Stock will remain outstanding and, for so long as such shares remain outstanding, we will be required to pay cumulative dividends on the Series B Preferred Stock at the following rates for every six-month dividend period: (i) ten percent (10%) for a period of six months from June 30, 2010, and (ii) fifteen percent (15%) for each six-month period thereafter. Payment of these dividends may limit the amount available to pay dividends on shares of our common stock. Accordingly, in such a case we might not be able to pay regular quarterly dividends in the future, which could have an adverse impact on the trading price of our common stock. Dividends on the Series B Preferred Stock are cumulative. If the Board of Directors does not authorize and declare a dividend on the Series B Preferred Stock for a dividend period or if the Board of Directors authorizes and declares less than a full dividend in respect of any dividend period, those dividends will accrue and cumulate from the respective date on which the dividend was due (the “Dividend Payment Date”), compounded on each subsequent Dividend Payment Date, and be payable semi-annually in arrears on each subsequent Dividend Payment Date.

Additional Shareholder Meetings. The Securities Purchase Agreement requires us to call additional shareholder meetings every six months and recommend that our shareholders approve a proposal similar to this proposal at each meeting until shareholder approval is obtained. We will bear the costs of soliciting the approval of our shareholders in connection with these meetings, which will increase administrative expense.

Restriction on Payment of Dividends. For as long as the Series B Preferred Stock remains outstanding, if dividends payable on all outstanding shares of the Series B Preferred Stock have not been declared and paid, or declared and funds set aside therefor, we will not be permitted to declare or pay dividends with respect to, or redeem, purchase, or acquire any of our junior securities, or redeem, purchase or acquire any parity securities, subject to limited exceptions.

Participation in Dividends on Common Stock. So long as any shares of Series B Preferred Stock are outstanding, if we declare any dividends on our common stock or make any other distribution to our common shareholders, the holders of the Series B Preferred Stock will be entitled to participate in the distribution on an as-converted basis. The holders of the Series C Preferred Stock are only entitled to receive the same dividends paid on our common stock on an as-converted basis.

Liquidation Preference. For as long as the Series B Preferred Stock and the Series C Preferred Stock remain outstanding, they will retain a senior liquidation preference over shares of our common stock in connection with any liquidation of our company and, accordingly, no payments will be made to holders of our common stock upon our liquidation unless the full liquidation preference on the Series B Preferred Stock and the Series C Preferred Stock is paid.

Description of Series B Preferred Stock

The Company has issued 597,000 shares of Cumulative Mandatory Convertible Perpetual Preferred Stock, Series B. The following is a summary of the material rights, preferences, privileges and restrictions of the Series B Preferred Stock.

Ranking. With respect to the payment of dividends and distributions upon liquidation, the Series B Preferred Stock will rank junior to our Series A Preferred Stock held by the United States Treasury and senior to our common stock.

Mandatory Conversion Rights. The Series B Preferred Stock is automatically convertible into common stock on the third business day after the date on which our shareholders approve the conversion of the Series B Preferred Stock in common stock for purposes of Rule 5635 of the NASDAQ Stock Market Rules. If the mandatory conversion occurs after December 30, 2010, then we must also pay the holders of Series B Preferred Stock, in cash, any accrued and unpaid dividends on their shares of Series B Preferred Stock whether or not the Board of Directors of the Company has actually declared payment of dividends.

For each share of Series B Preferred Stock converted, the holder will be entitled to receive the number of shares of common stock equal to (1) a quotient of $11.50 per share, divided by (2) $11.50, the conversion price of the shares, subject to adjustment for certain events including stock splits, issuance of stock purchase rights to holders of rights or warrants to common stock, distributions, a self tender or exchange offer by the Company, stock rights plans, and certain other issuances of additional stock.

Dividends. Each share of Series B Preferred Stock provides for cumulative dividends of ten percent (10%) for the period ending June 30, 2010, and (ii) fifteen percent (15%) for each six-month period thereafter. If the shareholder approvals described above occur within the first six-month period, no dividends will be owed or paid on the Series B Preferred Stock.

Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock are entitled to a liquidation amount equal to the greater of (x) $11.50 per share of Series B Preferred Stock, plus accrued and unpaid dividends, and (y) 110% of the payment or distribution to which holders of Series B Preferred Stock would be entitled if the holders’ shares were converted into common stock, prior to payment of any amounts to holders of our common stock or junior securities. If our assets are insufficient to pay the full liquidation preferences in full, then all of the assets to which the holders of the Series B Preferred Stock are entitled will be distributed pro rata among the holders of the Series B Preferred Stock.

Voting Rights. The Series B Preferred Stock is non-voting, except in the following circumstances, or as required by law. The vote or consent of holders of at least two-thirds of the outstanding Series B Preferred Stock is required before we may take any of the following actions:

•	Authorizing stock senior to the Series B Preferred Stock with respect to payment of dividends and/or distribution of assets on liquidation, dissolution or winding up of our company.

•

Amending the terms of the Series B Preferred Stock. If the amendment would adversely affect the rights, powers or privileges of the Series B Preferred Stock, however, the amendment would require the unanimous vote or consent of the holders of the Series B Preferred Stock.

The consent of holders of the Series B Preferred Stock is not required (i) to make changes that clarify provisions of the Series B Preferred Stock, so long as the clarification does not materially adversely affect the Series B Preferred Stock, or (ii) to make any provisions that are not inconsistent with the provisions of the Series B Preferred Stock.

Perpetual. The Series B Preferred Stock is perpetual and without maturity, subject to the automatic conversion to common stock.

Non-Redeemable. The Series B Preferred Stock is not redeemable at any time, nor is it subject to any sinking fund or redemption, repurchase or retirement obligations.

Reorganization Event Rights. Upon the occurrence of a Reorganization Event (as defined below), the holders of the Series B Preferred Stock will have the option to either (i) convert their shares of Series B Preferred Stock into the kind of securities, cash and other property receivable by the holder in the Reorganization Event of the number of shares of common stock into which the Series B Preferred Stock would be convertible, plus receive an amount in cash equal to any accrued and unpaid dividends, or (ii) be entitled to receive liquidation distributions equal to what the holder would receive in a liquidation of our company.

A “Reorganization Event” includes a merger or consolidation of our company, a sale of more than 50% of our assets, or a reclassification of our common stock or a statutory exchange of our outstanding common stock other than in a merger or consolidation.

Description of Series C Preferred Stock

We issued 365,080 shares of Non-Voting Mandatory Convertible Preferred Stock, Series C in our June 30 private placement. The following is a summary of the material rights, preferences, privileges and restrictions of the Series C Preferred Stock.

No Voting Rights. The Series C Preferred Stock has no right to vote on any matter submitted to vote at meeting of our shareholders except as required by Kentucky law or as specifically provided in our Articles of Incorporation.

Dividends. Our Board of Directors may declare dividends on the Series C Preferred Stock, subject to the preferential dividend rights of any designated preferred series ranking higher than the Series C Preferred Stock and after we have complied with any requirement for setting aside sums as sinking funds, or for redemption or purchase accounts. The Board of Directors may not declare any dividend on Series C Preferred Stock unless we have declared an equal amount to be paid contemporaneously as a dividend on our common stock.

Liquidation. Upon the liquidation, dissolution or winding up of our company, the holders of Series C Preferred Stock are entitled to a liquidation amount equal to the greater of (x) $11.50 per share of Series C Preferred Stock, plus unpaid dividends, and (y) the payment or distribution to which holders of Series C Preferred Stock would be entitled if the holders shares were converted to common stock, prior to payment of any amounts to holders of our non-voting common stock or common stock. After payment of the liquidation amount, the Series C Preferred Stock will not be entitled to any further participation in any distribution of our assets and will have no right or claim to any of our remaining assets. If our assets are insufficient to pay the liquidation preferences in full, then all of the assets to which the Series C Preferred Stock holders are entitled will be distributed pro rata among the holders of the Series C Preferred Stock.

Automatic Conversion. The Series C Preferred Stock cannot convert into common stock unless and until our shareholders approve Proposal 1. Following shareholder approval, each share of Series C Preferred Stock automatically converts into one share of our common stock upon the earlier of (i) the transfer of the shares of Series C Preferred Stock; but only if and to the extent the automatic conversion would not cause the transferee and its affiliates (as aggregated pursuant to applicable federal banking laws) to become, directly or indirectly, the beneficial holder (as determined under the Exchange Act) of more than 9.9% of our outstanding shares of common stock; and (ii) such time as the holder of the Series C Preferred Stock and its affiliates, after the automatic conversion, hold beneficially less than 9.9% of the number of shares of our common stock then outstanding, pursuant to the banking and securities laws referenced in clause (i).

Adjustments. The one-to-one conversion ratio at which the Series C Preferred Stock converts into common stock is subject to adjustments under the following circumstances:

•	stock dividends, stock splits or combinations of common stock or non-voting common stock into a greater or smaller number of shares; or

•	a merger, consolidation or other reorganization of our Company.

Except with respect to voting rights, liquidation preferences or as specifically provided in our Articles of Incorporation, the Series C Preferred Stock has the same preferences, limitations and relative rights, and is identical in all respects, to our common stock.

Other Rights and Undertakings

Under the terms of the Securities Purchase Agreement, we made certain undertakings and granted other rights to the investors in our private placements, which are outlined below.

Agreement to Seek Shareholder Approval. We agreed to recommend and seek shareholder approval of Proposals 1 and 2 at the Special Meeting, and any subsequent shareholder meetings as necessary. In addition, we agreed to prepare and file this proxy statement with the SEC and to cause the proxy statement to be mailed to shareholders within specified timeframes, as well as to use reasonable best efforts to solicit proxies for the shareholder approval of such proposals, subject to the fiduciary duties of the Board of Directors. If shareholders do not approve Proposals 1 and 2 at the Special Meeting, we must call additional meetings and recommend that shareholders approve these Proposals every six months thereafter until such approval is obtained.

Registration Rights. The securities issued in the private placements constitute “restricted securities” under federal securities laws and accordingly are subject to significant restrictions on transfer. We entered into a Registration Rights Agreement by which we committed to register for resale under the Securities Act, the common stock sold in the private placements plus the common stock issuable upon conversion of the Series B Preferred Stock and the Series C Preferred Stock. We also granted demand registration rights with respect to the Warrants, and the common stock issuable upon the exercise of the option to purchase common stock or the conversion of Non-Voting Common Stock underlying the Warrants. See “The Registration Rights Agreements.”

Gross-Up Rights. We granted the lead investor, Patriot Financial Partners L.P., gross-up rights to maintain its relative ownership percentage with respect to public or non-public offerings of our common stock or any securities that are convertible into our common stock for so long as Patriot beneficially owns at least 4.9% of our outstanding shares of common stock. The gross-up rights are subject to exceptions for the issuance of securities (i) in connection with our employee stock incentive plans or (ii) as consideration in a merger, acquisition or similar transaction.

Reduction of Dividend. We agreed to reduce the quarterly cash dividend we have customarily paid on our common stock to $.10 per share and establish a payout ratio guidance policy of 35% of after-tax earnings on an on-going basis, subject to applicable regulations and policies of the bank regulatory agencies.

Right to Appoint a Director; Board Observer Rights. We granted Patriot the right to appoint a director to the Board of Directors of both Porter Bancorp and PBI Bank for so long as Patriot beneficially owns at least 4.9% of our outstanding shares of common stock. At such time that Patriot exercises its right, we agreed to appoint Patriot’s designee to the Board of Directors and promptly announce the appointment. At Patriot’s request, we appointed W. Kirk Wycoff to the Board of Directors of Porter Bancorp effective August 1, 2010. We also agreed to recommend that shareholders vote to elect the board representative of Patriot, if any, to the Board at all subsequent annual meetings, subject to all legal and governance requirements regarding service as a director and the reasonable approval of the Nominating and Governance Committee. In lieu of appointing a director, Patriot has a right to have an observer attend board meetings of Porter Bancorp and PBI Bank.

Registration Rights Agreement

On June 30, 2010, we entered into a registration rights agreement, under which we agreed to file a registration statement by July 30, 2010, to register for resale by the holders all of the common stock sold in the private placements and the common stock into which the shares of Series B Preferred Stock and Series C Preferred Stock are convertible, and to use commercially reasonable efforts to make the registration statement become effective. We agreed to maintain this registration statement continuously in effect until all the registered shares have been sold or become eligible for sale without restrictions under Rule 144 under the Securities Act. We must pay a monthly penalty of 0.5% of the aggregate purchase price to the holders of registrable securities if:

•	we fail to file the registration statement by July 30, 2010 (we did file by that date);

•

the registration statement does not become effective within the earlier of (a) 90 days of the June 30 closing (or 120 days if the registration statement is subject to review by the Commission) and (b) the fifth trading day after we receive notice that the registration statement will not be subject to further comments by the SEC (the registration statement became effective within these timeframes);

•	the registration statement ceases to be effective or the holders of registrable securities are unable to use the prospectus therein to sell their securities;

•	we delay the disclosure of material nonpublic information for a period of 30 consecutive days (or such delays total more than 60 days during any 365 day period); or

•	at any time six months after December 30, 2010, we fail to file required SEC reports so that we are not in compliance with conditions for the sale of securities under Rule 144.

We also agreed file a future registration statement within 20 days of a written demand by a holder to register the Warrants, the shares of common stock issuable upon the conversion of Non-Voting Common Stock underlying the Warrants, and the common stock issuable upon the exercise of the option we granted to the July investor. The registration rights are subject to our right to delay registration to avoid disclosure of material nonpublic information or, in the case of the demand registration rights, to avoid interference with a transaction involving our company or our ability to comply with the Securities Act or the Exchange Act. The holders of registrable securities must comply with certain standard provisions facilitating the filing and effectiveness of the registration statement as well.

Board of Directors’ Recommendation and Required Vote

Proposal 1 will be approved if a majority of the shares of our common stock cast on the Proposal are voted in favor of proposal.

Our Chairman, J. Chester Porter, and our President and Chief Executive Officer, Maria L. Bouvette have agreed to vote their shares to approve Proposal 1. Mr. Porter and Ms. Bouvette together own 5,767,142 shares or 54.5% of our common stock outstanding as of the record date, which is sufficient to approve Proposal 1.

All of our directors and executive officers, who together own or control 5,826,541 shares or approximately 55.1% of our outstanding common stock as of the record date, are expected to vote in favor of this Proposal.

    The Board of Directors unanimously recommends a vote FOR this Proposal 1.

PROPOSAL NO. 2

Introduction

As part of the recent private placement, we issued Warrants to purchase 1,348,045 shares of Non-Voting Common Stock at an exercise price of $11.50 per share. We also issued an option which, if exercised, will give the option holder Warrants to purchase 32,392 additional shares of Non-Voting Common Stock at the $11.50 exercise price per share, subject to adjustment in the event of stock splits, stock dividends, and similar changes to our common stock.

In order to provide for the issuance of the Non-Voting Common Stock upon exercise of the Warrants, the Company must amend its Articles of Incorporation to authorize the issuance of 1,380,437 shares of Non-Voting Common Stock.

Consequences of Approval of Proposal No. 2

Shareholder approval of this proposal will have the following consequences:

Exercise of Warrants for Non-Voting Common Stock. The holders of Warrants purchased in our recent private placements will be able to purchase shares of Non-Voting Common Stock at a purchase price of $11.50 per share of Non-Voting Common Stock through September 16, 2015.

Dilution. We would be required to issue up to 1,380,437 shares of Non-Voting Common Stock if all of the Warrants were to be exercised. Assuming full conversion of the Series B Preferred Stock and Series C Preferred Stock, the exercise of the option granted to the July investor, and the exercise of all of the Warrants, we would have 12,987,795 shares of common stock issued and outstanding. We expect there to be a dilutive effect on both the earnings per share and the book value per share of our common stock from the issuance of this many additional shares. In addition, our existing shareholders will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding capital stock.

Potential Consequences of Failure to Approve this Proposal

Although there are potential adverse consequences if shareholders do not approve Proposal 2, our Chairman and our President and Chief Executive Officer have agreed to vote their shares to approve Proposal 2. Together they own sufficient shares to approve Proposal 2.

Breach of Securities Purchase Agreement. Failure to authorize the issuance of Non-Voting Common Stock would constitute a breach of the Securities Purchase Agreement and the Warrants, for which the investors could seek remedies, including monetary damages.

Additional Shareholder Meetings. We would be required to call additional shareholder meetings and recommend approval of a proposal similar to this proposal at each meeting to the shareholders every six months, if necessary, until such approval is obtained pursuant to the provisions of the Securities Purchase Agreement. We will bear the costs of soliciting our shareholders in connection with these meetings.

Description of the Non-Voting Common Stock

Same Rights as Common Shares. Except with respect to voting rights and as specifically set forth below, Non-Voting Common Stock will have the same preferences, limitations, and relative rights as, and be identical in all respects to, our common stock.

No Voting Rights. Except as required by Kentucky law or the Articles of Incorporation, holders of Non-Voting Common Stock have no right to vote on any matter submitted to a vote at a meeting of our shareholders.

Dividends. Subject to the preferential dividend rights, if any, of any Preferred Stock and after we have set aside any required sums as sinking funds or as redemption or purchase accounts, the holders of Non-Voting Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors. No dividend will be paid or authorized and set apart for payment on any Non-Voting Common Stock for any period unless we have paid or authorized and set aside for payment in the same period an equal amount to be paid as a dividend on common stock.

Distributions. After distribution in full of any preferential amount to be distributed to the holders of Preferred Stock, and subject to any other rights of the holders of Preferred Stock to further participate in a liquidation, distribution or sale of assets, dissolution or winding-up of our company, the holders of Non-Voting Common Stock and common stock will be entitled to receive, upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of our company, all of our company’s remaining assets, tangible and intangible, of whatever kind available for distribution to the shareholders, ratably in proportion to the number of common stock and Non-Voting Common Stock held by each, with each share being proportionally equal in relation to the sum total of the two classes.

Automatic Conversion. Each issued and outstanding share of Non-Voting Common Stock automatically converts into one share of common stock upon the earlier of (i) the transfer of the shares of Non-Voting Common Stock; but only if and to the extent the automatic conversion would not cause the transferee and its affiliates (as aggregated pursuant to applicable federal banking laws) to become, directly or indirectly, the beneficial holder (as determined under the Exchange Act) of more than 9.9% of our outstanding shares of common stock; and (ii) such time as the holder of the Non-Voting Common Stock and its affiliates, after the automatic conversion, hold beneficially less than 9.9% of the number of shares of our common stock then outstanding, pursuant to the banking and securities laws referenced in clause (i). This automatic conversion may occur as to some or all of the shares of Non-Voting Common Stock held by any holder.

Adjustments. The one-to-one conversion ratio for the conversion of the Non-Voting Common Stock into common stock will be equitably adjusted in the event of (a) any recapitalization of our company by means of a stock dividend on, or a stock split or combination of, outstanding common stock and Non-Voting Common Stock, or (b) any merger, consolidation or other reorganization of our company.

Reserve. We must at all times reserve and keep available out of our authorized but unissued common stock a number of shares of common stock as shall from time to time be sufficient to convert all outstanding shares of Non-Voting Common Stock.

Retirement. If any shares of Non-Voting Common Stock are converted, the shares so converted will be retired and may not be reissued as Non-Voting Common Stock. Upon the conversion of all of the outstanding Non-Voting Common Stock into common stock, the Non-Voting Common Stock shall be automatically redesignated as “Common Stock.”

Board of Directors’ Recommendation and Required Vote

Proposal 2 will be approved if a majority of the shares of our common stock outstanding vote in favor of the proposal.

Our Chairman, J. Chester Porter, and our President and Chief Executive Officer, Maria L. Bouvette have agreed to vote their shares to approve Proposal 2. Mr. Porter and Ms. Bouvette together own 5,767,142 shares or 54.5% of our common stock outstanding as of the record date, which is sufficient to approve Proposal 2.

All of our directors and executive officers, who together own or control 5,826,541 or approximately 55.1% of our outstanding common stock as of the record date, are expected to vote in favor of Proposal 2.

     The Board of Directors unanimously recommends a vote FOR Proposal 2.

PRO FORMA FINANCIAL INFORMATION

Basis of Presentation

The unaudited pro forma consolidated balance sheet tables and pro forma earnings per share tables presented below have been prepared by management to illustrate the impact of our private placement.

On June 30, 2010, we completed a private placement to select institutional accredited investors for aggregate gross proceeds of $27.0 million, in exchange for the sale and issuance of 1,755,747 shares of common stock for $11.50 per share, 227,000 shares of Series B Preferred Stock for $11.50 per share, and 365,080 shares of Series C Preferred Stock for $11.50 per share. In addition, we issued Warrants to purchase 1,163,045 shares of Non-Voting Common Stock at a purchase price of $11.50 per share.

On July 23, 2010, we completed a supplemental private placement to a new investor for aggregate gross proceeds of $4,255,000, in exchange for the sale and issuance of 370,000 shares of Series B Preferred Stock for $11.50 per share and Warrants to purchase 185,000 shares of Non-Voting Common Stock at a purchase price of $11.50 per share. In addition, we granted the July investor an option to purchase 64,784 shares of common stock and Warrants to purchase 32,392 shares of Non-Voting Common Stock at a purchase price of $11.50 per share. The option exercise price is $745,016, increasing the total potential gross proceeds to be received from the July investor to $5,000,016. The option would be exercisable by the July investor only during the five business days following shareholder approval at the special meeting.

The Series B Preferred Stock will automatically convert into 597,000 shares of common stock upon shareholder approval of Proposal No. 1. In addition, upon shareholder approval of Proposal 1, the Series C Preferred Stock will become convertible automatically if, and to the extent that, either the holder transfers shares of Series C Preferred Stock to a third party or another event results in the holder and its affiliates beneficially owning less than 9.9% of the number of shares of common stock then outstanding. It is anticipated that 48,038 shares of Series C Preferred Stock will convert into common stock as a result of the following three events: shareholder approval, the resulting conversion of Series B Preferred Stock, and the exercise of the option to purchase 64,784 shares of common stock. If shareholders do not approve Proposal No. 1 before December 30, 2010, holders of shares of Series B Preferred Stock will be entitled to cumulative dividends at the rate of 10% for the first six months following issuance of the Series B Preferred Stock, and 15% for each six month period thereafter.

Assuming the exercise of the option by the July investor, the net proceeds of the private placements, after estimated direct expenses of approximately $1.5 million, would be $30.5 million of which we would retain $20.5 million and contribute $10.0 million to PBI Bank as a capital contribution.

The unaudited pro forma financial information is provided for informational purposes only and is subject to a number of uncertainties and assumptions and do not purport to represent what our actual performance or financial position would have been had the transaction occurred on the date indicated and does not purport to indicate the financial position or results of operations as of any date or for any future period. Please refer to the following information in conjunction with our historical financial statements and the accompanying notes thereto included in this proxy statement.

Balance Sheet

The following tables present our unaudited pro forma consolidated balance sheets for the period shown, reflecting the pro forma impacts of (a) our private placement of securities on July 23, 2010, and (b) the automatic conversion of preferred stock and the exercise of an option to purchase common stock for cash following shareholder approval of Proposals 1 and 2. The pro forma consolidated balance sheet as of June 30, 2010 assumes that we completed the July 23 private placement on June 30, 2010, and that both the automatic conversion of all Series B Preferred Stock and a portion of the Series C Preferred Stock into common stock and the exercise of the option to purchase common stock occurred on January 1, 2010. The pro forma balance sheet adjustments reflect cash received in the offering on July 23, 2010 of $4,255,000 and $745,016 that would be received upon exercise of the option, and the issuance of shares of common stock.

Porter Bancorp, Inc.

Condensed Consolidated Balance Sheet

(dollars in thousands)

	June 30, 2010
	Actual Unaudited	Offering Adjustments		Proforma Unaudited Before Shareholder Vote	Conversion Adjustments Resulting from Shareholder Approval		Proforma Unaudited
Assets
Cash and cash equivalents	$115,402	$4,255	(1)	$119,657	$745	(5)	$120,402
Securities available for sale	175,738			175,738			175,738
Mortgage loans held for sale	1,377			1,377			1,377
Loans and leases, net of allowance	1,309,295			1,309,295			1,309,295
Other assets	158,845			158,845			158,845

Total Assets	1,760,657	4,255		1,764,912	745		1,765,657

Liabilities & Equity
Deposits	1,414,326			1,414,326			1,414,326
Borrowed funds	108,505			108,505			108,505
Other liabilities	7,601			7,601			7,601
Subordinated capital note	9,000			9,000			9,000
Junior subordinated debentures	25,000			25,000			25,000

Total Liabilities	1,564,432			1,564,432	—		1,564,432

Stockholders’ Equity
Series A preferred stock, no par value, liquidation preference of $35 million	34,395			34,395			34,395
Series B preferred stock, no par value	2,351	3,831	(2)	6,182	(6,182	) (4)	—
Series C preferred stock, no par value	3,780			3,780	(497	) (4)	3,283
Common stock, no par value	99,824			99,824	7,350	(4) (5)	107,174
Additional paid-in capital	17,877	424	(3)	18,301	74	(5)	18,375
Retained earnings	32,443			32,443			32,443
Accumulated other comprehensive income	5,555			5,555			5,555

Stockholders’ equity	196,225	4,255		200,480	745		201,225

Total Liabilities and Stockholders’ Equity	$1,760,657	$4,255		$1,764,912	$745		$1,765,657

Total Capitalization	$230,225			$234,480			$235,225

Regulatory Capital Ratios
Company
Leverage Ratio	11.11%			11.33%			11.37%
Tier I Capital	14.00%			14.31%			14.36%
Total Capital	15.93%			16.23%			16.28%
Bank
Leverage Ratio	9.73%			9.73%			9.73%
Tier I Capital	12.28%			12.28%			12.28%
Total Capital	14.21%			14.21%			14.21%

Per Common Share
Common book value per share	$14.59			$14.59			$14.40 (6)
Tangible common book value per share	$11.53			$11.53			$11.53 (6)

(1) -	Represents increase in cash and equivalents from proceeds of July 23 private placement.
(2) -	Represents issuance of Series B Preferred Stock from July 23 private placement.
(3) -	Represents value assigned to the Warrants to purchase Non-Voting Common Stock issued with the Series B Preferred Stock from the July 23 private placement.
(4) -	Assumes conversion of all Series B Preferred Stock and 48,038 shares of Series C Preferred Stock into common stock.
(5) -	Assumes exercise of option to purchase 64,784 shares of common stock and issuance of Warrants to purchase 32,392 shares of Non-Voting Common Stock.
(6) -	Assumes conversion of 597,000 shares of Series B Preferred Stock into 597,000 shares of common stock based on the conversion price of $11.50 per share and 48,038 shares of Series C Preferred Stock into 48,038 shares of common stock, and the exercise of the option to purchase 64,784 shares of common stock at $11.50 per share.

Earnings Per Share

The following table presents our unaudited pro forma earnings per share for the period shown, reflecting the pro forma impacts of (a) our private placement of securities on July 23, 2010, and (b) the automatic conversion of preferred stock and the exercise of an option to purchase common stock for cash following shareholder approval of Proposals 1 and 2. The pro forma consolidated earnings per share calculations assume no material pro forma impacts to net income (loss) for the period shown. Pro forma earnings per share assume that we completed the private placement on January 1, 2010, and that both the automatic conversion of all Series B Preferred Stock and 48,038 shares of the Series C Preferred Stock into common stock and the exercise of the option to purchase 64,784 shares of common stock occurred on January 1, 2010. A total of 597,000 shares of Series B Preferred Stock and 48,038 shares of Series C Preferred Stock were assumed to convert into 645,038 shares of common stock on January 1, 2010, and the remaining 317,042 shares of Series C Preferred Stock are participating securities in the pro forma basic earnings per share for purposes of preparing pro forma earnings per share. See Note 2 for a discussion of the dilutive effect of the warrants to purchase non-voting common stock on earnings per share.

Porter Bancorp, Inc.

Earnings Per Share

(dollars in thousands, except shares and per share amounts)

	For Three Months Ended				For Six Months Ended
	June 30, 2010				June 30, 2010
	Actual	Offering		Proforma	Actual	Offering		Proforma
	Unaudited	Adjustments		Unaudited	Unaudited	Adjustments		Unaudited

Net income (loss)	$(1,131)	—		$(1,131)	$2,125	—		$2,125
Less:
Dividends on Series A preferred stock	437	—		437	875	—		875
Accretion on Series A preferred stock	44	—		44	88	—		88
Earnings allocated to participating securities	2	—		2	83	—		83

Net income available to common shareholders	$(1,614)	—		$(1,614)	$1,079	—		$1,079

Basic earnings (loss) per share	$(0.19)			$(0.17)	$0.13			$0.11
Diluted earnings (loss) per share	$(0.19)			$(0.17)	$0.13			$0.11
Weighted average common shares	8,661,917	1,026,864	(1)	9,688,781	8,652,324	1,026,864	(1)	9,679,188
Weighted average diluted shares	8,664,412	1,026,864	(2)	9,691,276	8,653,698	1,156,694	(3)	9,810,392

(1) -	The shares of Series C Preferred Stock are considered to be participating securities. Therefore, these shares have been included as weighted average common shares for the earnings per share calculations.
(2) -	Weighted average diluted shares excludes the 1,380,477 shares to be issued pursuant to warrants as these warrants were anti-dilutive for the three months ended June 30, 2010.
(3) -	Weighted average diluted shares includes 129,830 shares which represent the dilutive effect of the 1,380,477 shares to be issued pursuant to warrants. The exercise price of these warrants is $11.50 per share. The average closing price of our common stock for the six months ended June 30, 2010 was $12.93 per share.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock as of August 13, 2010, by (i) our directors, (ii) each of our executive officers, (iii) our directors and executive officers as a group, and (iv) each person beneficially owning more than 5% of the outstanding shares of our Common Stock.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted. Under SEC rules, a person is deemed to beneficially own any shares as to which the person has the right to acquire within 60 days of August 13, 2010 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares these powers with his or her spouse) with respect to the shares set forth in the following table.

The table does not include any common stock issuable upon the conversion or exercise of the Series B Preferred Stock, the Series C Preferred Stock, the Non-Voting Common Stock underlying the Warrants, or the option to purchase common stock and warrants, issued by the Company in the private placement transactions on June 30, 2010 and July 23, 2010.

	Common Stock Beneficially Owned on August 13, 2010
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Named Executive Officers
J. Chester Porter (1) (2)	3,044,191	28.8
Maria L. Bouvette (1)	2,722,951	25.7
David L. Hawkins (3)	17,279	*
W. Glenn Hogan (4)	18,831	*
Sidney L. Monroe (5)	17,531	*
Stephen A. Williams (5)	14,308	*
David B. Pierce (6)	21,198	*
C. Bradford Harris (4)	12,065	*
Executive Officers and Directors as a Group (7)	5,872,849	55.3
Certain Other Owners
The Patriot Funds (8)	842,703	8.0

*	Represents beneficial ownership of less than 1%
(1)	The business address for Mr. Porter and Ms. Bouvette is 2500 Eastpoint Parkway, Louisville, Kentucky 40223.
(2)	Includes 4,325 shares of common stock held by a company of which Mr. Porter is the sole owner.
(3)	Includes 1,103 shares jointly held with his wife, 1,654 shares held in an individual retirement account and 13,230 shares subject to exercisable stock options.
(4)	Includes 5,513 shares subject to exercisable stock options.
(5)	Includes 11,026 shares subject to exercisable stock options.
(6)	Includes 1,103 shares that are held as trustee for a living trust.
(7)	Includes 46,308 shares subject to exercisable stock options.
(8)

Patriot Financial Partners, L.P. (the “Patriot Fund”) and Patriot Financial Partners Parallel, L.P. (the “Patriot Parallel Fund” and together with the Patriot Fund, the “Patriot Funds”) may be deemed to possess shared voting and dispositive power over these shares of common stock. Patriot Financial Partners GP, L.P. (“Patriot GP”) is the general partner of each of the Patriot Funds. Patriot Financial Partners GP, LLC (“Patriot LLC”) is a general partner of Patriot GP. W. Kirk Wycoff, Ira M. Lubert and James J. Lynch are general partners of the Patriot Funds and Patriot GP and members of Patriot LLC. Accordingly, securities owned by the Patriot Funds may be deemed to be beneficially owned by Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch. The business address for each of the foregoing is c/o Patriot Financial Partners, LP, Cira Centre, 2929 Arch Street, 27th Floor, Philadelphia, Pennsylvania 19104. The Patriot Fund and the Patriot Parallel Fund together will hold Warrants to purchase 717,393 shares of Non-Voting Common Stock, assuming shareholder approvals.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be brought before our 2011 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary at the address below no later than December 22, 2010. Any shareholder proposal submitted after that date will be considered untimely. The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal. In addition, for a shareholder proposal to be considered for inclusion in our proxy statement for the 2011 Annual Meeting, the proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Porter Bancorp, Inc.

Attn: Corporate Secretary

2500 Eastpoint Parkway

Louisville, Kentucky 40223

FINANCIAL STATEMENTS AND RELATED INFORMATION

The SEC allows us to “incorporate by reference” information from our previously filed SEC reports, which means that we can disclose important information to you by referring you to our filed reports that contain the information. The information incorporated by reference is considered to be part of this proxy statement.

Our Consolidated Financial Statements and Notes to Consolidated Financial Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Quantitative and Qualitative Disclosures About Market Risk are incorporated by reference to Items 7, 7A and 8 of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Our Unaudited Consolidated Financial Statements and Notes to Unaudited Consolidated Financial Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Quantitative and Qualitative Disclosures About Market Risk are incorporated by reference to Items 1, 2 and 3 of Part I of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Copies of our 10-K and 10-Q above-referenced reports are being delivered to you with this proxy statement.

AVAILABLE INFORMATION

We file reports with the SEC including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, as well as any amendments to those reports. The public may read and copy any materials the Registrant files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are accessible at no cost on our website at http://www.pbibank.com, under the Investors Relations section, once they are electronically filed with or furnished to the SEC.

Copies of our SEC reports, including our Current Reports on Form 8-K filed on July 7 and 29, 2010 (which relate to our recent private placements) are available upon request. You may request a copy of these and our other reports by writing to C. Bradford Harris, Corporate General Counsel, Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223. These reports are available from the SEC’s website at www.sec.gov or from our website at www.pbibank.com. Click on “Investor Relations” and “SEC Filings.”

GENERAL

Other Matters

The Board of Directors knows of no other matters that will be brought before the special meeting. If any other matter is properly presented to the special meeting, proxies solicited hereby will be voted in accordance at the discretion of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the special meeting in accordance with the instructions given by the shareholder granting the proxy.

Solicitation of Proxies

Porter Bancorp will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Porter Bancorp by directors, officers or employees, without additional compensation, by mail, in person or by telephone, facsimile or other electronic means. Upon request by brokers, dealers, banks, voting trustees or their nominees who are record holders of our common stock, we will pay the reasonable expenses incurred by the record holders for mailing proxy materials to any beneficial owners of our common stock.

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REVOCABLE PROXY

PORTER BANCORP, INC.

SPECIAL MEETING OF SHAREHOLDERS

2500 EASTPOINT PARKWAY

LOUISVILLE, KENTUCKY 40223

SEPTEMBER 16, 2010, 9:00 A.M. EDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PORTER BANCORP, INC.

The undersigned hereby appoints David B. Pierce and C. Bradford Harris attorneys-in-fact and proxies, with full power of substitution, to attend the Special Meeting of Shareholders to be held on September 16, 2010 at 9:00 a.m. eastern time, and at any adjournments or postponements of the Special Meeting, and to vote as specified on the reverse all shares of the Common Stock of Porter Bancorp, Inc. that the undersigned would be entitled to vote if personally present at the Special Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting and proxy statement

are available at www.pbibank.com under “Investor Relations.”

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

(Continued and to be signed on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.	PROPOSAL TO APPROVE THE ISSUANCE OF COMMON STOCK FOR PURPOSES OF COMPLIANCE WITH NASDAQ RULE 5635.

☐            For                     ☐            Against                     ☐            Abstain

2.	PROPOSAL TO AUTHORIZE NON-VOTING COMMON STOCK.

☐            For                     ☐            Against                     ☐            Abstain

3.	DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Date

Signature, if held jointly.

Please sign exactly as shares are registered. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.